Exhibit 99.1

April 24, 2015	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642
Cabot Oil & Gas Corporation Announces First Quarter 2015 Financial and Operating Results,
Increases Borrowing Base and Amends Credit Facility
HOUSTON, April 24, 2015/PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) today reported its financial and operating results for the first quarter of 2015. Highlights for the quarter when compared to the first quarter of 2014 include:

•	Production of 171.4 billion cubic feet equivalent (Bcfe), an increase of 43 percent

•	Liquids production (crude oil/condensate/natural gas liquids) of 1.6 million barrels (Mmbbls), an increase of 132 percent

•	Total unit costs (including financing) of $2.33 per thousand cubic feet equivalent (Mcfe), a 12 percent improvement

•	Total cash unit costs (including financing) of $1.22 per Mcfe, a 10 percent improvement

•
Subsequent to the end of the first quarter, the Company closed an amendment to its revolving credit facility that increased the borrowing base to $3.4 billion; increased the lenders' commitments to $1.8 billion; extended the maturity date three additional years; and reduced the drawn and undrawn pricing based on current leverage levels. As of the end of the first quarter, the Company had $265 million of borrowings outstanding under its revolving credit facility

First Quarter 2015 Financial Results
Equivalent production in the first quarter of 2015 was 171.4 Bcfe, consisting of 161.8 billion cubic feet (Bcf) of natural gas and 1.6 Mmbbls of liquids. These figures represent increases of 43 percent, 40 percent, and 132 percent, respectively, compared to the first quarter of 2014. "Cabot delivered an impressive operational performance in the first quarter, highlighted by the 15 percent sequential growth in daily production volumes over the fourth quarter of last year,” commented Dan O. Dinges, Chairman, President, and Chief Executive Officer. “Our robust production levels were predicated on higher base-load volumes in the Marcellus during the quarter driven by increased seasonal demand and favorable natural gas sales contracts for the winter heating season; however, as we have communicated in the past, our plan is to reduce production levels beginning in the second quarter in response to the current environment throughout Appalachia.”
Cash flow from operations in the first quarter of 2015 was $267.4 million, compared to $255.4 million in the first quarter of 2014. Discretionary cash flow in the first quarter of 2015 was $240.2 million, compared to $319.5 million in the first quarter of 2014. Net income in the first quarter of 2015 was $40.3 million, or $0.10 per share, compared to $107.0 million, or $0.26 per share, in the first quarter of 2014. Excluding the effect of selected items (detailed in the table below), net income was $49.2 million, or $0.12 per share, in the first quarter of 2015, compared to $109.7 million, or $0.26 per share, in the first quarter of 2014. Significant reductions in realized prices for both natural gas and oil were the primary drivers for the lower results in the quarter, partially offset by higher equivalent production.
Natural gas price realizations, including the effect of hedges, were $2.46 per thousand cubic feet (Mcf) in the first quarter of 2015, down 34 percent compared to the first quarter of 2014. Excluding the impact of hedges, natural gas price realizations for the quarter were $2.23 per Mcf, representing a $0.75 discount to NYMEX settlement prices compared to a $0.59 discount in the first quarter of 2014. Oil price realizations were $43.82 per barrel (Bbl), down 55 percent compared to the first quarter of 2014.
Total per unit costs (including financing) decreased to $2.33 per Mcfe in the first quarter of 2015, an improvement of 12 percent from $2.66 per Mcfe in the first quarter of 2014. All operating expense categories decreased on a per unit basis relative to last year’s comparable quarter except for transportation and gathering expense, which increased primarily as a result of slightly higher transportation rates and the commencement of various transportation and gathering agreements in the Marcellus Shale. Cash unit costs (including financing) decreased to $1.22 per Mcfe in the first quarter of 2015, an improvement of 10 percent from $1.35 per Mcfe in the first quarter of 2014.
Operational Highlights
Marcellus Shale
During the first quarter of 2015, the Company averaged 1,727 million cubic feet (Mmcf) per day of net Marcellus production, an increase of 43 percent over the prior year’s comparable quarter and a 16 percent sequential increase over the fourth quarter of 2014. These production levels were primarily the result of an average gross operated Marcellus production rate of 2,018 Mmcf per day during the first quarter. Cabot plans to reduce its average gross operated Marcellus volumes in the second quarter of 2015 to between 1,550 and 1,600 Mmcf per day as the Company monitors the supply and demand balance in Appalachia.
“While pricing pressure remains a challenge for Marcellus gas in the near-term, Cabot’s operating efficiencies in the play continue to exceed expectations,” noted Dinges. During the quarter, Cabot drilled 26 wells to total depth in the Marcellus Shale and averaged 15.0 drilling days for spud-to-rig release, representing the Company’s best quarter since inception of the program. Year-to-date, the Company’s Marcellus Shale program has realized a 15 to 20 percent decrease in drilling and completion costs as compared to the 2014 program.
Cabot is currently operating three rigs in the Marcellus Shale and plans to remain at this level for the remainder of the year.
Eagle Ford Shale
Cabot’s net production in the Eagle Ford Shale during the first quarter of 2015 was 17,831 barrels of oil equivalent (Boe) per day, an increase of 145 percent over the prior year’s comparable quarter. This included 17,017 barrels of liquids per day, an increase of 149 percent over the prior year’s comparable quarter. "Our daily Eagle Ford Shale liquids production increased 19 percent sequentially over the fourth quarter of last year, driven by strong performance from the 20 wells that were placed-on-production during the quarter including six wells that were located on the acreage we acquired in 2014," explained Dinges. “These six wells, in addition to four wells we placed on production during the fourth quarter, have outperformed the previous operators’ cumulative oil production at 30, 60 and 90 days by over 50 percent on average, highlighting the value-enhancing proposition of these bolt-on acquisitions.”
Cabot’s Eagle Ford Shale program continues to realize significant improvements in operating efficiencies and cost savings. During the quarter, Cabot drilled 24 wells in the Eagle Ford Shale to total depth and averaged 10.6 drilling days for spud-to-rig release, a 25 percent reduction compared to the 2014 program. On the completions side, the Company averaged 6.4 completed frac stages per crew day during the first quarter of 2015, an increase from 5.5 completed frac stages per crew day for the 2014 program. Year-to-date, the Company’s Eagle Ford Shale program has realized a 20 to 30 percent decrease in drilling and completion costs as compared to the 2014 program.
Cabot is currently operating two rigs in the Eagle Ford Shale and plans to reduce to one rig by the end of May.
Financial Position and Liquidity
As of March 31, 2015, the Company's net debt to adjusted capitalization ratio was 46.1 percent, compared to 44.7 percent at December 31, 2014 (detailed in the table below). The Company's total debt was $1,877 million, of which $265 million was outstanding under the Company's revolving credit facility.
Effective April 17, 2015, Cabot closed an amendment to its revolving credit facility that provides for, among other things: an increase in the borrowing base from $3.1 billion to $3.4 billion; an increase in the lenders' commitments from $1.4 billion to $1.8 billion; an extension of the maturity date three additional years to 2020; and a reduction in the drawn and undrawn pricing based on current leverage levels. A total of 20 lenders participated in the Company’s facility.
Second Quarter and Full-Year 2015 Guidance
The Company has provided second quarter net production guidance of 1,375 to 1,425 Mmcf per day and 17,500 to 18,250 Bbls per day for natural gas and liquids, respectively. Cabot’s full-year production growth guidance range of 10 to 18 percent remains unchanged. The Company expects its natural gas price realizations before the impact of hedges to average between $0.82 and $0.92 below NYMEX settlement prices for the second quarter.
Cabot’s 2015 capital program remains unchanged at $900 million. As a result of a higher rig count and more completion activity during the first half of 2015, the Company estimates approximately 65 percent of its capital budget will be incurred in the first half of the year with the remaining 35 percent to be spent evenly between the third and fourth quarters.
For further disclosure on Cabot’s natural gas pricing exposure by index for the second quarter of 2015 and updated unit cost guidance, please see the current Guidance slide in the Investor Relations section of the Company’s website.
Conference Call
A conference call is scheduled for Friday, April 24, 2015, at 9:30 a.m. Eastern Time to discuss first quarter 2015 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company's website at www.cabotog.com. A replay of the call will also be available on the Company's website. The latest financial guidance, including the Company's hedge positions, is also available in the Investor Relations section of the Company's website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States. For additional information, visit the Company's homepage at www.cabotog.com.
The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company's Securities and Exchange Commission filings.
FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

OPERATING DATA

	Three Months Ended March 31,
	2015	2014
PRODUCED NATURAL GAS (Bcf) & LIQUIDS (Mbbl)
Natural Gas
Appalachia	159.0	112.8
Other	2.8	3.0
Total	161.8	115.8

Crude/Condensate/NGL	1,594	686

Equivalent Production (Bcfe)	171.4	119.9

PRICES(1)
Average Produced Gas Sales Price ($/Mcf)
Appalachia	$2.45	$3.71
Other	$2.98	$4.97
Total	$2.46	$3.74

Average Crude/Condensate Price ($/Bbl)	$43.82	$97.76

WELLS DRILLED
Gross	43	27
Net	42	27
Gross success rate	100%	100%
(1) These realized prices include the realized impact of derivative instrument settlements.

	Three Months Ended March 31,
	2015	2014
Realized Impacts to Gas Pricing	$0.23	$(0.61)
Realized Impacts to Oil Pricing	$—	$(0.36)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
OPERATING REVENUES
Natural gas	$360,191	$432,809
Crude oil and condensate	62,558	59,144
Gain (loss) on derivative instruments	34,123	—
Brokered natural gas	4,827	13,153
Other	3,066	4,697
	464,765	509,803
OPERATING EXPENSES
Direct operations	36,017	35,834
Transportation and gathering	121,235	77,765
Brokered natural gas	3,739	11,860
Taxes other than income	11,280	13,044
Exploration	8,732	6,474
Depreciation, depletion and amortization	175,497	147,418
General and administrative (excluding stock-based compensation)	16,619	18,465
Stock-based compensation(1)	5,910	3,171
	379,029	314,031
Earnings (loss) on equity method investments	1,421	—
Gain (loss) on sale of assets	138	(1,285)
INCOME FROM OPERATIONS	87,295	194,487
Interest expense	23,566	16,557
Income before income taxes	63,729	177,930
Income tax expense	23,474	70,899
NET INCOME	$40,255	$107,031
Earnings per share - Basic	$0.10	$0.26
Weighted average common shares outstanding	413,344	416,900

(1) Includes the impact of the Company’s performance share awards, restricted stock, stock appreciation rights and expense associated with the Supplemental Employee Incentive Plan.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(In thousands)

	March 31, 2015	December 31, 2014
Assets
Current assets	$349,403	$413,447
Properties and equipment, net (Successful efforts method)	5,058,804	4,925,711
Other assets	104,116	98,558
Total assets	$5,512,323	$5,437,716

Liabilities and Stockholders’ Equity
Current liabilities	$402,746	$499,018
Long-term debt	1,877,000	1,752,000
Deferred income taxes	851,649	843,876
Other liabilities	205,397	200,089
Stockholders’ equity	2,175,531	2,142,733
Total liabilities and stockholders’ equity	$5,512,323	$5,437,716

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2015	2014
Cash Flows From Operating Activities
Net income	$40,255	$107,031
Deferred income tax expense	15,081	57,603
(Gain) loss on sale of assets	(138)	1,285
Exploration expense	162	2,040
(Gain) loss on derivative instruments	3,562	—
Income charges not requiring cash	181,254	151,573
Changes in assets and liabilities	27,205	(64,154)
Net cash provided by operations	267,381	255,378

Cash Flows From Investing Activities
Capital expenditures	(395,242)	(338,701)
Proceeds from sale of assets	3,081	108
Restricted cash	—	8,382
Investment in equity method investments	(5,078)	(5,937)
Net cash used in investing	(397,239)	(336,148)

Cash Flows From Financing Activities
Net increase (decrease) in debt	125,000	75,000
Dividends paid	(8,263)	(8,332)
Stock-based compensation tax benefit	3,437	16,043
Other	2,678	90
Net cash provided by financing	122,852	82,801

Net (decrease) increase in cash and cash equivalents	$(7,006)	$2,031

Selected Item Review and Reconciliation of Net Income and Earnings Per Share
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
As reported - net income	$40,255	$107,031
Reversal of selected items, net of tax:
(Gain) loss on sale of assets	(87)	775
(Gain) loss on derivative instruments (1)	2,246	—
Drilling Rig Termination Fees	3,059	—
Stock-based compensation expense	3,726	1,913
Net income excluding selected items	$49,199	$109,719
As reported - earnings per share	$0.10	$0.26
Per share impact of reversing selected items	0.02	—
Earnings per share including reversal of selected items	$0.12	$0.26
Weighted average common shares outstanding	413,344	416,900

(1) Effective April 1, 2014, the Company elected to discontinue hedge accounting for its commodity derivatives on a prospective basis. This amount represents the non-cash mark-to-market changes of our commodity derivative instruments recorded in gain (loss) on derivative instruments in the Condensed Consolidated Statement of Operations.

Discretionary Cash Flow Calculation and Reconciliation
(In thousands)

	Three Months Ended March 31,
	2015	2014
Discretionary Cash Flow
As reported - net income	$40,255	$107,031
Plus (less):
Deferred income tax expense	15,081	57,603
(Gain) loss on sale of assets	(138)	1,285
Exploration expense	162	2,040
(Gain) loss on derivative instruments	3,562	—
Income charges not requiring cash	181,254	151,573
Discretionary Cash Flow	240,176	319,532
Changes in assets and liabilities	27,205	(64,154)
Net cash provided by operations	$267,381	$255,378

Net Debt Reconciliation
(In thousands)

	March 31, 2015	December 31, 2014
Long-term debt	$1,877,000	$1,752,000
Stockholders’ equity	2,175,531	2,142,733
Total Capitalization	$4,052,531	$3,894,733

Total debt	$1,877,000	$1,752,000
Less: Cash and cash equivalents	(13,948)	(20,954)
Net Debt	$1,863,052	$1,731,046

Net debt	$1,863,052	$1,731,046
Stockholders’ equity	2,175,531	2,142,733
Total Adjusted Capitalization	$4,038,583	$3,873,779

Total debt to total capitalization ratio	46.3%	45.0%
Less: Impact of cash and cash equivalents	0.2%	0.3%
Net Debt to Adjusted Capitalization Ratio	46.1%	44.7%